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                                                                      EXHIBIT 11


                              Ross Technology,Inc.
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

The following reconciliation details the numerator and denominator used to calculate basic and diluted earnings (loss) per share for the years ended March 30, 1998, March 31, 1997 and April 1, 1996:


                                                Year Ended      Year Ended     Year Ended
                                                 March 30,       March 31,       April 1,
                                                   1998            1997            1996
                                                ----------      ----------     ----------

Net income (loss)                                 (38,271)        (86,705)        18,160

Dividends related to preferred stock                    -               -           (832)
                                                ---------      ----------     ----------
Net income (loss) applicable to common
  shareholders                                    (38,271)        (86,705)        17,328

Shares used in basic earnings (loss) per share
  computations                                     23,450          23,396         14,067

Shares used in diluted earnings (loss) per share
  computations                                     23,450          23,396         21,033

Basic earnings (loss) per share                     (1.63)          (3.71)          1.23

Diluted earnings (loss) per share                   (1.63)          (3.71)          0.82



            COMPUTATION OF SHARES USED IN EARNINGS (LOSS) PER SHARE COMPUTATIONS

                                                Year Ended      Year Ended     Year Ended
                                                 March 30,       April 1,       April 3,
                                                  1998            1997            1996
                                                ----------      ----------     ----------
Average outstanding common shares                   23,450          23,396         14,067

Average  common equivalent shares -
  dilutive effect of preferred shares                    *               -          4,312

Average common equivalent shares -
  dilutive effect of option shares                       *               *          2,654
                                                ----------      ----------     ----------
Shares used in earnings per share
  Computation                                       23,450          23,396         21,033
                                                ==========      ==========     ==========

* Excluded due to anti-dilutive effect.